CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2023, relating to the financial statements and financial highlights of Vest 10 Year Interest Rate Hedge ETF (formerly Cboe Vest 10 Year Interest Rate Hedge ETF), a series of ETF Series Solutions, for the period ended October 31, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 23, 2024